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Exhibit 5.1

[Goodwin Procter Letterhead]

                            December 21, 2007

AVANT Immunotherapeutics, Inc.
119 Fourth Avenue
Needham, Massachusetts 02494

  Re:
  Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

        This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-4 (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the offering by AVANT Immunotherapeutics, Inc., a Delaware corporation (the "Company") of up to 122,000,000 shares (the "Shares") of the Company's Common Stock, $0.001 par value per share, to be issued to the shareholders of Celldex Therapeutics, Inc., a Delaware corporation ("Celldex"), in connection with the merger of Callisto Merger Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (the "Merger"), with and into Celldex pursuant to an Agreement and Plan of Merger dated October 19, 2007 (the "Merger Agreement").

        We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

        The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution). For the purposes of this opinion we have also assumed that the Fourth Amendment to the Company's Certificate of Incorporation will be approved by the Company's shareholders and filed with the Delaware Secretary of State prior to the closing of the Merger, all as contemplated by the Merger Agreement.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of common stock and Class A common stock of Celldex in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP GOODWIN PROCTER LLP

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  Exhibit 5.1